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                                   HALE AND DORR
                                COUNSELLORS AT LAW
                                 60 State Street
                            Boston, Massachusetts 02109
                         617-526-6000 * FAX 617-526-5000



                                              December 14, 1995

Iomega Corporation
1821 West Iomega Way
Roy, Utah 84067

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the
Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 6,037,500 shares of Common Stock, $.03 1/3 par value per share (the "Shares"), of Iomega Corporation, a Delaware corporation (the "Company"), including 787,500 Shares which may be sold upon exercise of an overallotment option (as adjusted in each case to give effect to a three-for-one stock split proposed to be effected in January 1996 in the form of a 200% stock dividend). The Shares are to be sold by the Company pursuant to an underwriting agreement ("Underwriting Agreement") to be entered into by and among the Company, Hambrecht & Quist LLC and Montgomery Securities as representatives of the several underwriters named in the Underwriting Agreement (the "Representatives").

     We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and the Board of Directors of the Company, stock record books of the Company, a copy of the By-Laws of the Company, and a copy of the Restated Certificate of Incorporation of the Company, as amended to date.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or


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Iomega Corporation
December 14, 1995
Page 2


photostatic copies, and the authenticity of the originals of such latter documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and (ii) when the Shares to be sold by the Company are issued and sold pursuant to the Underwriting Agreement, such Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters".

                                        Very truly yours,



                                        HALE AND DORR